Exhibit 99.1

Press Release

MELBOURNE, Fla., September 25, 2009 – AuthenTec (NASDAQ: AUTH), the world’s leading provider of smart fingerprint sensors and solutions, announced today that the U.S. District Court for the Middle District of Florida has granted AuthenTec’s motion to dismiss the shareholder class action lawsuit filed against the Company and certain of its officers. Following an examination of the party’s submissions in the case, the Court granted AuthenTec’s Motion to Dismiss, dismissed the plaintiff’s amended complaint with prejudice, and ordered the Clerk of the Court to close the case file.

“We are pleased with the decision that this lawsuit be rightfully dismissed,” said AuthenTec Chairman and CEO F. Scott Moody. “We were confident from the beginning of this case that the Court would carefully weigh the facts and arrive at a fair and just conclusion. We look forward to our continued focus on providing smart fingerprint sensors and solutions that offer security, convenience, navigation and personalization to PCs, cell phones and other products.”

About AuthenTec

AuthenTec brings multiple touch-powered features including navigation, personalization, convenience and security to nearly 50 million PCs and peripherals, cell phones and other products. The Company’s newest generation of smart sensors, software and TrueSuite™ client applications give users secure one-touch access to their favorite websites, online social networks and digital identity. AuthenTec has the broadest product and patent portfolio in the industry today, and helps enable the Power of Touch® for millions of people at home, at work or on the move. For more information, visit www.authentec.com or follow us at twitter.com/authentecnews.

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Contact:

Brent Dietz

AuthenTec

321-308-1320

brent.dietz@authentec.com